As filed with the United States Securities and Exchange Commission on November 25, 2024.

Registration Statement File No. 333-256619

Registration Statement File No. 333-239533

Registration Statement File No. 333-208107

Registration Statement File No. 333-204858

Registration Statement File No. 333-181071

Registration Statement File No. 333-169050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256619

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239533

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208107

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204858

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181071

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169050

UNDER THE SECURITIES ACT OF 1933

ENVESTNET, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1409613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Chesterbrook Boulevard, Suite 250 Berwyn, Pennsylvania	19312
(Address of Principal Executive Offices)	(Zip Code)

Envestnet, Inc. 2010 Long-Term Incentive Plan

Envestnet, Inc. 2010 Long-Term Incentive Plan (as amended)

Envestnet, Inc. 2019 Acquisition Equity Incentive Plan

Envestnet, Inc. 2015 Acquisition Equity Award Plan

Envestnet, Inc. Equity Inducement Plan for Envestnet • Tamarac Management Employees

Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan

(Full title of the plan)

Shelly O’Brien

Chief Legal Officer

Envestnet, Inc.

1000 Chesterbrook Boulevard, Suite 250

Berwyn, Pennsylvania 19312

(Name and address of agent for service)

(312) 827-2800

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Edward S. Best

Willkie Farr LLP

300 North LaSalle Drive

Chicago, Illinois 60654

(312) 728-9158

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Envestnet, Inc. (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s common stock, par value $0.005 per share (“Common Stock”), that had been registered under each such Registration Statement and remains unsold as of the date hereof, together with any and all plan interests and other securities registered thereunder (note that the share numbers do not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement on Form S-8 (No. 333-256619) previously filed by the Registrant with the Securities and Exchange Commission on May 28, 2021 to register 6,975,000 shares of Common Stock reserved for issuance under the Envestnet, Inc. 2010 Long-Term Incentive Plan, as amended from time to time.

●	Registration Statement on Form S-8 (No. 333-239533) previously filed by the Registrant with the Securities and Exchange Commission on June 29, 2020 to register 301,469 shares of Common Stock reserved for issuance under the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan.

●	Registration Statement on Form S-8 (No. 333-208107) previously filed by the Registrant with the Securities and Exchange Commission on November 19, 2015 to register 1,058,807 shares of Common Stock reserved for issuance under the Envestnet, Inc. 2015 Acquisition Equity Award Plan.

●	Registration Statement on Form S-8 (No. 333-204858) previously filed by the Registrant with the Securities and Exchange Commission on June 10, 2015 to register 2,700,000 shares of Common Stock reserved for issuance under the Envestnet, Inc. 2010 Long-Term Incentive Plan.

●	Registration Statement on Form S-8 (No. 333-181071) previously filed by the Registrant with the Securities and Exchange Commission on May 1, 2012 to register 791,702 shares of Common Stock reserved for issuance and 232,150 shares of Common Stock issuable upon exercise of options awarded under the Envestnet, Inc. Equity Inducement Plan for Envestnet • Tamarac Management Employees.

●	Registration Statement on Form S-8 (No. 333-169050) previously filed by the Registrant with the Securities and Exchange Commission on August 26, 2010, to register 2,733,832 shares of Common Stock reserved for issuance under the Envestnet, Inc. 2010 Long-Term Incentive Plan and 5,080,758 shares of Common Stock issuable upon exercise of options and for other awards granted under the Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan.

Effective November 25, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of July 11, 2024, by and among the Registrant, BCPE Pequod Buyer, Inc., a Delaware corporation (“Parent”), and BCPE Pequod Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s Common Stock pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statements and removes from registration all such Common Stock of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof and hereby terminates the effectiveness of each of such Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Of Berwyn, State of Pennsylvania, on November 25, 2024.

Envestnet, Inc. (Registrant)

By:	/s/ James L. Fox
	Name:	James L. Fox
	Title:	Interim Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

2